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Exhibit 99.(a)(5)(Q)

        Nordic Telephone Company ApS confirms that its offer price of DKK 382 per TDC Share will also apply in a compulsory acquisition, which will be made in accordance with applicable Danish law

        Nordic Telephone Company encourages shareholders to accept the tender offer before the close of business on Thursday 19 January 2006 in order to ensure timely acceptance of its tender offer

        Copenhagen, Denmark, 17 January 2006

        Nordic Telephone Company ApS ("NTC") has noted that there have been press reports regarding the compulsory acquisition that NTC intends to pursue following a successful tender offer. Shareholders who do not tender their TDC Shares will receive the same consideration, the Offer Price of DKK382 per TDC Share adjusted for dividends or distributions, in a compulsory acquisition or any other acquisition of TDC Shares by NTC leading up to a compulsory acquisition after the tender offer. The compulsory acquisition or any other acquisitions of TDC Shares will be made in accordance with applicable Danish law and any applicable U.S. laws and regulations.

        NTC reminds shareholders that, as extended on 12 January 2006, its tender offer (the "Tender Offer") for all TDC Shares and TDC ADSs at an offer price of DKK382 per TDC Share and the U.S. dollar equivalent of DKK191 per TDC ADS in cash, without interest and subject to adjustment for dividends and distributions as described in NTC's Offer Document dated 2 December 2005 relating to the Tender Offer (the "Offer Document"; capitalised terms used but not defined in this announcement have the meanings assigned to them in the Offer Document) now expires on 20 January 2006 at 06.01h Central European Time/00.01h New York City time.

        Holders of TDC Shares and TDC ADSs who have not already tendered their TDC Shares or TDC ADSs and who wish to accept the Tender Offer are encouraged to tender their TDC Shares or TDC ADSs before the close of business on 19 January 2006 in order to ensure timely acceptance of the Tender Offer. Upon a successful completion of the Tender Offer, NTC will announce the result of the Tender Offer no later than 25 January 2006 and settle and pay for tendered TDC Shares and TDC ADSs no later than 1 February 2006.

        Shareholders and holders of TDC ADSs who have not yet submitted the relevant acceptance form, can use the relevant form included in or delivered with the Offer Document. Copies of the Offer Document and acceptance forms are also available free of charge for collection from Innisfree M&A Incorporated (Toll Free: +1 877 825 8631) in the United States, from Lake Isle M&A Incorporated in Europe (Toll Free: +00 800 7710 9971), from Nordea Bank Danmark A/S (email: prospectus@nordea.com) and from the website of NTC (http://www.nordictelephone.dk).

For more information please contact:

        Nordic Telephone Company ApS

Danish press Prospect Peter Gustafson Tel: +45 33 73 00 88 Fax: +45 33 73 00 81 E-mail: pgu@prospect.dk	International press Finsbury Edward Orlebar Tel: +44 (0)20 7251 3801 Fax: +44 (0)20 7251 4112 E-mail: edward.orlebar@finsbury.com

Additional Information

Possible Purchases outside of the Tender Offer

        NTC has obtained exemptive relief from the provisions of Rule 14e-5 under the U.S. Securities Exchange Act of 1934, as amended, permitting it (or financial institutions on its behalf) to make purchases of TDC shares outside of the Tender Offer from and after the first public announcement of the Tender

Offer until the end of the offer period, subject to certain conditions. Accordingly, to the extent permissible under applicable securities laws and in accordance with normal Danish market practice, NTC, or its nominees, or its brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, TDC shares outside the United States, other than pursuant to the Tender Offer, before or during the period in which the Tender Offer is open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Information about such purchases will be disclosed as required by applicable securities laws.

        After a successful completion of the Tender Offer, NTC may also make purchases of, or otherwise acquire, TDC Shares or TDC ADSs from time to time in the open market, in private transactions, in a new tender offer, through merger or by any other means NTC considers appropriate, subject to compliance with applicable laws and regulations.

Note regarding forward-looking statements

        This news release contains "forward-looking statements." Forward-looking statements may be identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", "will" or words of similar meaning and include, but are not limited to, statements about the expected future business of TDC resulting from and following the proposed transaction. These statements are based on the current expectations of NTC's management, and are inherently subject to uncertainties and changes in circumstances. Among the factors that could cause actual results to differ materially from those described in the forward-looking statements are factors relating to satisfaction of the conditions to the proposed transaction, and changes in global, political, economic, business, competitive, market and regulatory forces. NTC does not undertake any obligation to update the forward-looking statements to reflect actual results, or any change in events, conditions, assumptions or other factors.

Important information

        The Offer Document, including the acceptance form, has been distributed to TDC's registered shareholders by TDC, except shareholders resident in jurisdictions in which the Tender Offer or the acceptance hereof would be contrary to applicable law.

        This news release should be read in conjunction with the entire Offer Document and the other related documents described in the Offer Document including any accompanying documents, for a more complete description of the terms and conditions of the Tender Offer.

        NTC may further extend the offer period one or more times in accordance with applicable Danish laws and U.S. laws, rules, regulations and interpretations of the SEC and the staff thereof applicable to the tender offer. Notification of any such extension will be announced by NTC through the Copenhagen Stock Exchange and by means of a press release through the Dow Jones news service and/or PR Newswire in accordance with applicable Danish laws and applicable U.S. laws, rules, regulations and interpretations of the SEC and the staff thereof.

        This news release does not constitute an offer or invitation to purchase any securities or a solicitation of an offer to buy any securities, pursuant to the Tender Offer or otherwise. The Tender Offer is made solely by means of the Offer Document and the documents accompanying the Offer Document (including the Form of Acceptance and the Letter of Transmittal), which contains the full terms and conditions of the Tender Offer, including details of how the Tender Offer may be accepted. In the United States, NTC and the other filing parties have filed a Tender Offer Statement containing the Offer Document and other related documentation with the U.S. Securities and Exchange Commission (the "SEC") on Schedule TO and TDC has filed a Solicitation/Recommendation Statement with the SEC on Schedule 14D-9. Free copies of the Schedule TO, the Schedule 14D-9 and the other related documents in connection with this Offer are available on the SEC's website at http://www.sec.gov. Information will be available for a period on the Copenhagen Stock Exchange website (http://www.cse.dk) and thereafter in its password restricted database. Copies of the Offer Document and the forms of acceptance are made available on NTC's website www.nordictelephone.dk. The Offer Document and the related documents are available to all TDC shareholders at no charge to them. TDC shareholders are advised to read the Offer Document and the related documents because they contain important information. TDC shareholders in the United States are also advised to read the Tender Offer Statement and the Solicitation/Recommendation Statement because these documents contain important information.

        The availability of the Tender Offer to TDC shareholders who are not resident in and citizens of Denmark or the United States may be affected by the laws of the relevant jurisdictions in which they are located or of which they are citizens. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdictions.

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  Exhibit 99.(a)(5)(Q)